Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 14, 2021

Board of Directors
VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, New York 10022

Ladies and Gentlemen:
We are acting as counsel to VICI Properties Inc., a Maryland corporation (the “Company”), in connection with the public offering of (a) 65,000,000 shares (the “Underwritten Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”) (including 15,000,000 shares of Common Stock being purchased by the underwriters of the public offering pursuant to their option to purchase such shares of Common Stock) to be issued by the Company to the underwriters named on Schedule I to the Underwriting Agreement (as defined below) and (b) 50,000,000 shares of Common Stock (the “Settlement Shares” and, together with the Underwritten Shares, the “Shares”) pursuant to (i) the terms of the Underwriting Agreement, dated September 9, 2021, by and among the Company, VICI Properties L.P. (the “Operating Partnership”), and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named on Schedule I thereto, and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as forward sellers, and Morgan Stanley & Co. LLC, Citibank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs & Co. LLC, as forward purchasers (the “Underwriting Agreement”), and (ii) the forward sale agreements, each dated September 9, 2021 (the “Forward Sale Agreements”), by and between the Company and each of Morgan Stanley & Co. LLC, Citibank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs & Co. LLC, in their capacity as the forward purchasers. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated September 9, 2021 and the accompanying base prospectus dated September 8, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-259338) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all
Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended, and that upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the applicable provisions of Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the issuance and delivery of the Shares pursuant to the terms of (a) the Underwriting Agreement and (b) the Forward Sale Agreements, and (ii) receipt by the Company pursuant thereto of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP